EXHIBIT 99

Viking Capital Signs Agreement with NY Investment Banker to Seek $200M in US Life Insurance Company Acquisition Funds

DALLAS and BEIJING,  December  16,2002 Viking Capital Group,  Inc. (OTC Bulletin
Board: VGCP - News) announced today that the Company signed an agreement with NY Investment Banker Hopewell Capital Group, Inc. ("Hopewell") to structure and seek for Viking approximately $200M in funding for US life insurance company acquisition(s). Hopewell will also serve as the general portfolio manager of any purchased life insurance company's investment portfolio.

President Matthew W. Fossen stated, "We are pleased to move into purchasing life insurance companies in the US starting January 1, 2003 and to have an agreement with Hopewell to handle the full time job of structuring, seeking and securing the necessary capital for acquisitions. We have great faith in their abilities and expect a good year ahead." CEO Franklin I. Ogele of Hopewell states, "We look forward to working with Viking Capital and the opportunity to raise capital and manage their acquired portfolios."

Viking has been re-examining the market for life insurance company acquisitions in the US for the past few months and has been looking at companies with assets of approximately $2 billion. Viking will not purchase companies focusing on health insurance and instead will focus on companies with life products and annuity products only, although some targets may have small amounts of health insurance. Any health insurance products acquired with an acquisition will be sold as soon as possible.

Other Activities:

Viking has focused its acquisition efforts in China since early 2001 and made two acquisitions, later increasing its ownership in one of these acquisitions. Viking continues to operate in China with its goal of purchasing bank rework assets and government privatized companies. China is working to privatize many companies but has massive debt in the targets offered to Viking. These targets with huge bank debts are unacceptable for a profitable operation after Viking takes over. It is Viking and Viking's lender's belief that these debts should be mostly written off and subordinated to Viking's loans to achieve proper ratios. The authorities appear not to be ready to take these actions at this time. Viking will not acquire any company that does not meet standard debt to equity ratios with strong cash flows and excellent prospects for growth. Management is looking at additional ways to generate income from China other than just acquisitions. Utilizing its network of business relationships, Viking may enter the import/export market and/or provide consulting services to other companies desiring to do business in China. As China's business community continues to move forward after entrance into WTO and becomes more accustomed to Western business and banking practices, Viking believes Chinese business practices will improve along with Viking's prospects for profitable acquisition targets.

This information should be read in conjunction with the Company's report for year 2001 on Form 10KSB, and interim reports including quarterly reports filed on Form 10QSB with the Securities and Exchange Commission.

About Viking Capital Group, Inc.

Viking Capital Group, Inc. (the Company) is an international diversified holding company headquartered in Dallas. Viking's China Operations are headquartered in Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this release, the words "plan", "anticipate", "believe", "estimate", "expect", and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitations, changes or anticipated changes in regulatory environments, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in other press releases to the public or filings made by the company with the Securities and Exchange Fee, the ability to secure partnership or joint-venture relationships with other entities, the ability to raise additional capital to finance expansion, and the risks inherent in acquisitions, their management, and product and service introductions and the entry into new geographic markets. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements. For further information, which could cause actual results to differ from the Company's expectations, as well as other factors, which could affect the Company's financial statements, please refer to the Company's report filed with the Securities and Exchange Fee.

     Contact:
     Viking Capital Group, Inc.
     Matthew W. Fossen, (972) 386-9996
     mfossen@vcgi.com
     ----------------
     http://www.vcgi.com
     -------------------

To receive news on VGCP via e-mail, go to
http://www.vcgi.com/subscribe/subscribe.html
--------------------------------------------